                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                         THREE MONTHS
                                   YEAR ENDED DECEMBER 31,                   ENDED
                         ----------------------------------------------    MARCH 31,
                          1992      1993      1994     1995      1996        1997
                         -------  --------  -------- --------  --------  -------------
Pretax Income from
 Continuing Operations.. $(6,340) $(38,895) $ 73,540 $ 46,565  $ 99,151    $30, 150
Fixed Charges (Gross
 Interest, Debt
 Discount, Issuance
 Costs, NY-NY Interest
 Expense)...............  37,733    59,472    61,927   64,026    47,776       4,957
Capitalized Interest.... (19,811)  (52,876)      --    (4,697)  (13,998)     (1,518)
                         -------  --------  -------- --------  --------    --------
Total Earnings..........  11,582   (32,299)  135,467  105,894   132,929      51,516
                         -------  --------  -------- --------  --------    --------
Ratio of Earnings to
 Fixed Charges..........    0.31     (0.54)     2.19     1.65      2.78       10.39
                         =======  ========  ======== ========  ========    ========